Exhibit 10.8

SUBLEASE

BETWEEN

PIONEER NEW HAMPSHIRE LLC

AS

“SUBLESSOR”

AND

FLEXENERGY ENERGY SYSTEMS, INC.

AS

“SUBLESSEE”

i

EXHIBITS TO SUBLEASE

Exhibit

1	-	PRIMARY LEASE

2	-	VESTING DEED

3	-	PLANS DESIGNATING THE SUBLEASED PREMISES

4		SUBLESSOR’S WORK

5	-	LIST OF ENVIRONMENTAL LAWS AND REGULATIONS

6	-	RESERVED

7	-	FAA REQUIREMENTS

ii

SUBLEASE

THIS SUBLEASE (“Sublease”) is made by and between Pioneer New Hampshire LLC, a New Hampshire limited liability company (“Sublessor”) and FlexEnergy Energy Systems, Inc., a Delaware corporation (“Sublessee”). (Sublessor and Sublessee may be referred to jointly as the “Parties.”)

RECITALS

A.       Pioneer New Hampshire LLC entered into a Sublease dated December 23, 1999 with the Pease Development Authority (“PDA”), an agency of the State of New Hampshire established pursuant to RSA ch 12-G for premises located at the Pease International Tradeport in Portsmouth, New Hampshire described as follows: Former Brackett School, Corporate Drive, Pease International Tradeport (the “Property”), which lease was amended effective September 6, 2012 a copy of which Sublease and Amendment are attached hereto as Exhibit 1 (collectively the “Primary Lease”).

B.       At the time of the Primary Lease, PDA anticipated acquiring fee title to the portion of the former Pease Air Force Base hereinafter designated Premises I and II from the United States of America (“Government” or “Air Force”) by public benefit transfer (i.e. transfer without consideration) pursuant to the general authority contained in 49 U.S.C. Sections 47151-47153 and other applicable provisions of law. (Together, Premises I and Premises II constitute the entirety of the Airport (the “Airport” or “Pease”)). Pending final disposition of the Airport, PDA and Air Force entered into a Lease as of April 14, 1992 for the Airport District, a Supplement No. 1 thereto dated August 4, 1992, a Supplement No. 2 thereto dated July 15, 1993 and a Supplement No. 3 thereto dated June 27, 1997.

C.       On October 15, 2003 the PDA acquired the portion of the Airport on which the Subleased Premises are located pursuant to a deed recorded in the Rockingham County Registry of Deeds (“Vesting Deed”) attached hereto as Exhibit 2.

D.       Attached as an exhibit to the Vesting Deed is a copy of the Federal Facilities Agreement (as amended, the “FFA”) required under Section 120 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq., that was entered into by the Air Force, the New Hampshire Department of Environmental Services (“NHDES”) and the United States Environmental Protection Agency (“EPA”) and pertains to certain contamination at Pease and the FFA also imposes certain requirements upon PDA, Sublessor (and therefore Sublessee) which are addressed in the terms and conditions of this Sublease.

E.       On June 28, 2013, Sublessor submitted the Property subject to the Primary Lease to a leasehold condominium pursuant to Declaration of Condominium dated May 30, 2013, and recorded in the Rockingham County Registry of Deeds at Book 5454, Page 2283 and site and floor plans recorded in said Registry as Plan #D-37765 (collectively, the “Condominium Instruments”).

NOW, THEREFORE, in consideration of the covenants herein contained and other valuable consideration, the receipt of which is hereby acknowledged, Sublessor and Sublessee hereby agree as follows:

ARTICLE 1.

PREMISES

1.1.       Description of Subleased Premises

Sublessor, for and in consideration of the rents and covenants herein specified to be paid and performed by Sublessee, hereby leases to Sublessee, and Sublessee hereby hires from Sublessor, the premises described generally below, and more particularly on the plan attached as Exhibit 3 (the “Subleased Premises” or the “Premises”):

Approximately 5800 rentable square feet of space, located in Unit 3A, 112 Corporate Drive, Portsmouth, New Hampshire, together with the non-exclusive right to use in common with others entitled thereto, the sidewalks and driveways, and including the nonexclusive use of spaces for automobile parking facilities which are adjacent to said building for Sublessee’s employees and business invitees.

1.2.       Easements - Rights-of-Way

In addition to the Primary Lease, Vesting Deed and Condominium Instruments, this Sublease is subject to existing easements and rights-of-way of record and to (i) the Utility Sublease and License Agreement dated July 31, 1992 by and between PDA and Public Service Company of New Hampshire (“PSNH”), (ii) the utility Sublease and License Agreement dated May 10, 1995 by PDA and New England Telephone and Telegraph Company (“NETEL”); (iii) the Wastewater Disposal and Water Service Facilities Sublease and License Agreement dated as of January 1, 1993 and amended July 1, 1998 by and between PDA and the City of Portsmouth (“COP”) and (iv) the Pipeline Easement and Transfer Agreement dated August 12, 1998 by and between PDA, Portland Natural Gas Transmission System and Maritimes & Northeast Pipeline, L.L.C. Furthermore, in the Vesting Deed, the Government reserves, on behalf of the Federal Aviation Administration (“FAA”) for the use and benefit of the public, an avigation easement and a right of way for the free and unobstructed passage of aircraft in the airspace above the surface of the Airport, together with the right to cause in such airspace such sound, vibrations, fumes, dust, fuel particles, and all other effects as may be caused by the operation of aircraft, now known or hereafter used, for the navigation through or flight in the said airspace, and for use of said airspace for landing on, taking off from, or operating on the Airport.

1.3.       Access; Parking

Sublessee shall have the right to use 25 parking spaces as well as the right, in common with other Airport tenants and authorized Airport users, to use the entrances, exits and roadways designated by PDA for common use at the Airport, subordinate, however, to PDA’s rights to manage the common areas and roadways, which rights of PDA shall include, without limitation, the right to impose reasonable rules and regulations, and to add, delete, alter, or otherwise modify the designation and non-exclusive use of all parking areas, entrances, exists, roadways and other areas of the Airport.

END OF ARTICLE 1

ARTICLE 2.

CONDITION OF SUBLEASED PREMISES – SUBLESSOR’S WORK

2.1       PDA shall not be responsible for any latent or other defect or change of condition in the Subleased Premises. Sublessee accepts the Subleased Premises in their present condition, subject only to Sublessor’s obligation to do the Work described on Exhibit 4. All Sublessor’s Work shall be done in a good and workmanlike manner and compliance with, and with all approvals required by, all applicable governmental regulations, codes, standards and other requirements, including fire, safety and building codes and Land Use Regulations promulgated by PDA, and shall be completed on or before February 1, 2021.

END OF ARTICLE 2

ARTICLE 3.

TERM

3.1.       This Sublease shall commence on February 1, 2021 (“Commencement Date”) and shall end on June 30, 2024, unless terminated earlier or renewed in accordance with the provisions of this Sublease.

3.2       Option to Renew. Provided Sublessee is not in default under this Sublease, Sublessee will have two (2) options to renew this Sublease for a period of three (3) years each by giving Sublessor prior written notice of its intent to renew this Sublease not less than six (6) months before the expiration date of the then expiring term. The renewal will be on all of the same terms and conditions of this Sublease unless otherwise amended by both parties in writing, except that the Basic Rent for each year of each Option Term shall be three percent (3%) more than the Basic Rent for the immediately preceding year.

END OF ARTICLE 3

ARTICLE 4.

RENT

4.1.       Commencing on the Rent Commencement Date, Sublessee shall pay to Sublessor Basic Rent for the initial term equal to $87,000 per annum or $7,250 per month (“Basic Rent” or “Base Rent”).

The Rent Commencement Date is March 1, 2021. If Sublessee exercises its Option to Renew set forth in Section 3.2, Basic Rent for each year of each Option Term shall be three percent (3%) more than the Basic Rent for the immediately preceding year.

4.2.       The Basic Rent due under Section 4.1 shall commence on the Rent Commencement Date. Rent shall be payable in each case in equal monthly installments of one twelfth thereof in advance on the first day of each month without offset (except as expressly provided for in this Sublease) in lawful money of the United States at the office of Sublessor at c/o Summit Land Development, 340 Central Avenue, Suite 202, Dover, New Hampshire 03820 or at such other address as Sublessor may hereafter designate in writing.

4.3.       This is a gross lease, and includes all utilities, meaning that Sublessor shall not be reimbursed by Sublessee for, and Sublessee shall not pay, insurance premiums, maintenance costs, taxes, utilities or, except as expressly provided in this Sublease, any other costs or expenses.

4.4.       In the event that rent, whether the same is Basic Rent is more than fifteen (15) days late, Sublessee shall pay to Sublessor a late fee in the amount of five (5%) percent of the total amount due. The Sublessee acknowledges and agrees that the characterization of rental amounts due under this Article 4 as Basic Rent, Additional Rent, or any other characterizations, shall not affect the Sublessor’s ability to collect said amount upon Sublessee’s default hereunder.

4.5.       Security Deposit. Upon execution of this Sublease, Sublessee shall pay to Sublessor the amount of $7,250, which amount shall be held by Sublessor as security for any default by Sublessee and will be returned to Sublessee within sixty (60) days after Sublessee’s surrender of the Premises in accordance with Article 6 below, provided no outstanding default exists.

END OF ARTICLE 4

ARTICLE 5.

SUBLESSOR’S COMPLIANCE

Sublessor shall, at its sole cost and expense and in a timely manner, perform its respective obligations under the Vesting Deed, the FFA, the Primary Lease, and any other agreements encumbering the Subleased Premises, and shall comply with all restrictions and other requirements contained therein except to the extent they are delegated to Sublessee under this Sublease.

END OF ARTICLE 5

ARTICLE 6.

SURRENDER OF SUBLEASED PREMISES

6.1       On the expiration or termination of this Sublease, Sublessee shall surrender to Sublessor the Subleased Premises, including all improvements and fixtures therein whether leased to Sublessee hereunder or otherwise owned by Sublessee, broom clean and in good order, condition and repair, reasonable wear and tear and damage by casualty and taking by eminent domain excepted, together with all alterations, decorations, additions and improvements that may have been made in, to or on the Subleased Premises, except that Sublessee shall be required to remove its personal property. Sublessee shall also be required to remove any Alterations made by Sublessee and to restore the Premises to its condition prior to such Alterations, provided that, as a condition of granting its consent, Sublessor required Sublessee to remove such Alterations. The Subleased Premises, including the Alterations and fixtures therein, shall be delivered free and clear of all subtenancies, liens and encumbrances, other than those, if any, permitted hereby or otherwise created or consented to by Sublessor, and if requested to do so, Sublessee shall execute, acknowledge and deliver to Sublessor such instruments of further assurance as in the reasonable opinion of Sublessor are necessary or desirable to confirm or perfect Sublessor’s right, title and interest in and to the Subleased Premises including said Alterations and fixtures. On or before the end of the Sublease term, Sublessee shall remove all of Sublessee’s personal and other property allowed or required to be removed hereunder and restore the Premises to its prior condition, and all such property not removed shall be deemed abandoned by Sublessee and may be utilized or disposed of by Sublessor without any liability to Sublessee. Sublessee’s liabilities under this Article 6 shall survive the expiration or termination of this Sublease.

END OF ARTICLE 6

ARTICLE 7.

INSURANCE

7.1.       Sublessee’s Insurance. During the entire period that this Sublease shall be in effect, the Sublessee at its expense will carry and maintain:

(A)       Contents insurance coverage on Sublessee’s personal property kept or maintained by the Sublessee at the Subleased Premises in such amount as is reasonable and prudent.

(B)       Comprehensive general liability insurance, and products and completed operations liability insurance, on an “occurrence basis” in an amount of two million dollars ($2,000,000) per occurrence against claims for “personal injury”, including without limitation, bodily injury, death or property damage, occurring upon, in or about the land and buildings of which the Subleased Premises are a part as required pursuant to the Primary Lease.

(C)       Workers’ compensation and employer’s liability insurance in an amount and form which meets all applicable requirements of the labor laws of the State of New Hampshire, as amended from time to time, and which specifically covers the persons and risks involved in this Sublease.

(D)       Automobile liability insurance, where Sublessee’s operations require such coverage, in amounts approved from time to time by Sublessee, but not less than one million dollars ($1,000,000) combined single limit for owned, hired and non-owned automobiles.

7.2.       All policies of insurance required to be carried under this Article shall be effected under valid and enforceable policies, in such forms and amounts as may, from time to time, be required under this Sublease, issued by insurers of recognized responsibility which are authorized to transact such insurance coverage in the State of New Hampshire. All such policies of insurance shall be for the mutual benefit of Sublessor, PDA, and Sublessee as named insureds. Upon the execution of this Sublease (and thereafter not less than fifteen (15) days prior to the expiration date of each policy furnished pursuant to this Article) a certificate of insurance evidencing the required coverage shall be delivered by each party to the other.

7.3.       All policies of insurance shall provide for loss thereunder to be adjusted and payable to Sublessor or Sublessee in accordance with the terms of this Sublease.

7.4.       Each such policy or certificate therefor issued by the insurer shall to the extent reasonably obtainable, with the insurance companies with whom the parties normally do business, contain (i) a provision that no act or omission of Sublessee, Sublessor, or any employee, officer or agent thereof, which would otherwise result in forfeiture or reduction of the insurance therein provided shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained; (ii) an agreement by the insurer that such policy shall not be canceled without at least thirty (30) days prior written notice (or ten (10) days for non-payment of premiums) by registered mail to the appropriate parties hereof; and (iii) provide that the insurer shall have no right of subrogation against the PDA or the Sublessor.

7.5.       All policies of insurance required to be maintained by Sublessee shall have attached thereto the Lender’s Loss Payable Endorsement, or its equivalent, or a loss payable clause acceptable to Sublessor, for the benefit of any Mortgagee, but the right of any Mortgagee to the payment of insurance proceeds shall at all times be subject to the provisions of this Sublease with respect to the application of the proceeds of such insurance.

7.6.       The Parties shall observe and comply with the requirements of all policies of insurance at any time in force with respect to the Subleased Premises and the Parties shall also perform and satisfy the requirements of the companies writing such policies so that at all times companies of good standing reasonably satisfactory to Sublessor shall be willing to write or to continue such insurance. Sublessee shall, in the event of any violations or attempted violations of the provisions of this Section 7.6 by a subtenant, take steps, immediately upon knowledge of such violation or attempted violation, to remedy or prevent the same as the case may be.

7.7.       Any insurance provided for in this Sublease may be effected by a policy or policies of blanket insurance; provided, however, that the amount of the total insurance allocated to the Subleased Premises shall be such as to furnish in protection the equivalent of separate policies in the amounts herein required, and provided further that in all other respects, any such policy or policies shall comply with the other provisions of this Sublease. In any such case, it shall not be necessary to deliver the original of any such blanket policy to Sublessor, but Sublessee shall deliver to Sublessor and to any Mortgagee a certificate or duplicate of such policy in form and content acceptable to Sublessor or Sublessee.

END OF ARTICLE 7

ARTICLE 8.

SUBLESSOR’S RIGHT TO PERFORM SUBLESSEE’S COVENANTS

8.1.       If Sublessee shall at any time fail to make any payment or perform any other act on Sublessee’s part required by this Sublease, then Sublessor, after ten (10) days written notice to Sublessee (or, in case of any emergency, without notice, or with such notice as may be reasonable under the circumstances) and without waiving or releasing Sublessee from any obligation of Sublessee hereunder, may (but shall not be required to) make such payment or perform such other act on Sublessee’s part to be made or performed as provided in this Sublease, and may enter upon the Subleased Premises for such purpose and take all such necessary action as may reasonably be deemed appropriate by Sublessor to correct such failure of Sublessee, all at the expense of Sublessee.

8.2.       All reasonable sums so paid by Sublessor and all reasonable costs and expenses incurred by Sublessor in connection with the performance of any such act (together with interest thereon at the rate specified in Section 26.1 from the respective date(s) of Sublessor’s making of each such payment or incurring of each cost or expenses) shall constitute “Additional Rent” payable by Sublessee under this Sublease and shall be paid by Sublessee to Sublessor on demand.

END OF ARTICLE 8

ARTICLE 9.

USE OF SUBLEASED PREMISES

9.1.       The sole purpose for which Sublessee may use the Subleased Premises is general office and for no other uses without Sublessor’s and PDA’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed by Sublessor. Sublessee shall not use, or permit to be used, the Subleased Premises for any other purpose without the prior express written consent of Sublessor and PDA. Sublessor’s and PDA’s consent shall be subject to the execution of an appropriate agreement which may include a provision requiring the payment of established fees and charges that may be applicable to any such additional uses consented to by Sublessor and PDA. Sublessee is prohibited from any use of the Subleased Premises not specifically granted in this Section 9.1.

9.2.       Sublessee recognizes that the uses authorized in Section 9.1 are not granted on an exclusive basis and that Sublessor and PDA may enter into subleases or other agreements with other tenants or users at areas of the building in which the Subleased Premises are a part or other areas of the Airport for similar, identical, or competing uses. No provision of this Sublease shall be construed as granting or authorizing the granting of an exclusive right within the meaning of Section 308 of the Federal Aviation Act as the same may be amended from time to time.

9.3.       Sublessee agrees that it will keep the Premises in a neat, clean and orderly condition and shall be responsible for trash removal in accordance with the provisions of Chapters 300 through 500 of the Pease Development Authority Zoning Requirements, Site Plan Review Regulations and Subdivision Regulations (collectively the “Land Use Controls”) and such other rules and regulations from time to time promulgated, provided that Sublessee shall not be bound by any such rules and regulations until such time as it receives a copy thereof. Sublessor agrees to cause trash receptacles to be regularly emptied.

9.4.       Sublessee shall be solely responsible for determining the suitability of the Premises for its intended use and whether the same complies with all zoning and other laws. Sublessee warrants that it holds all certificates, permits, licenses or other entitlements required by federal, state or local laws in order to allow Sublessee to conduct the permitted uses hereunder, and that the same are and will be kept current, valid and complete. Sublessee further warrants that it shall at all times abide by and conform with all terms of the same and that it shall give immediate notice to Sublessor of any additions, renewals, amendments, suspensions or revocations. In the use and occupation of the Subleased Premises and the conduct of such business thereon, Sublessee, at its sole cost and expense, shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions and boards, any national, state or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing, so long as any such compliance does not require modification to the Subleased Premises or to its mechanical or electrical services or components.

9.5.       Sublessee shall have the right to contest by appropriate proceedings diligently conducted in good faith, without cost or expense to Sublessor, the validity or application of any law, ordinance, order, rule, regulation or requirement of the nature referred to in this Article. If compliance with any such law, ordinance, order, rule, regulation or requirement may be delayed on the basis of an order from a court of competent jurisdiction pending the prosecution of any such proceeding without the incurrence of any lien, charge or liability of any kind against the Subleased Premises or Sublessee’s interest therein and without subjecting Sublessor to any liability, civil or criminal, for failure so to comply therewith, Sublessee may delay compliance therewith consistent with such court order. Even if such lien, charge or civil liability would be incurred by reason of any such delay, Sublessee may, with the prior written consent of Sublessor, which consent shall not be unreasonably withheld, conditioned or delayed, contest as aforesaid and delay as aforesaid, provided that such contest or delay does not subject Sublessor to criminal liability, damages or expense and provided that Sublessee: (i) furnishes to Sublessor security, reasonably satisfactory to Sublessor, against any loss or injury by reason of such contest or delay; and (ii) prosecutes the contest with due diligence.

9.6.       Sublessor and PDA shall not be required to join in any proceedings referred to in Section 9.5 unless the provisions of any applicable laws, rules or regulations at the time in effect shall require that such proceedings be brought by and/or in the name of Sublessor and/or PDA and Sublessor and/or PDA determines that such action is in its best interests, in which event Sublessor and/or PDA shall join in the proceedings, or permit the same to be brought in its name, if Sublessee shall pay all expenses in connection therewith.

9.7.       Responsibility for compliance with all federal, state and local laws as required by this Article rests exclusively with the Sublessee so long as any such compliance does not require modification to the Subleased Premises or to its mechanical or electrical services or components. Sublessor assumes no enforcement or supervisory responsibility except with respect to matters committed to its jurisdiction and authority.

9.8.       Sublessee’s use of the Subleased Premises shall be orderly and efficient and shall not cause any disruptions to other Airport activities or other tenants in the building in which the Subleased Premises are a part. Sublessee shall not cause or maintain any nuisance on the Subleased Premises. Sublessee shall conduct all of its activities hereunder in compliance with Article 25 hereof and in an otherwise environmentally responsible manner.

9.9.       Sublessee shall have the right to obtain supplies or services from suppliers, vendors or contractors of its own choice at the Subleased Premises, provided that PDA in the Primary Lease reserved the right to prohibit persons from engaging in “aeronautical activities” (as defined in Advisory Circular AC 150/5190-2A of the Federal Aviation Administration) or the provisions of ground transportation services at the Airport except in accordance with concession contracts or operating agreements entered into between PDA and said persons.

9.10.       Sublessee acknowledges that PDA is subject to certain restrictions on the use of the Airport Property set forth in the Vesting Deed, including the attachments thereto. Notwithstanding any other provision of this Sublease or the Primary Lease, the Sublessee shall also comply with and be subject to the restrictions contained in the Vesting Deed to the extent applicable to the Subleased Premises or any rights granted to Sublessee under the Sublease.

9.11       Sublessee shall conduct its business so that it will not cause any noise or disturbance to other tenants in the Building.

END OF ARTICLE 9

ARTICLE 9A.

[RESERVED]

END OF ARTICLE 9A

ARTICLE 10.

LIENS

10.1.       During the term of this Sublease, Sublessee shall not permit to remain, and shall promptly discharge, at its cost and expense, all liens, encumbrances and charges upon the Subleased Premises or any part thereof which arise as a result of the actions/inactions of Sublessee. Sublessee shall, however, have the right to contest with due diligence the validity or amount of any lien or claimed lien, if Sublessee shall give to Sublessor such security as Sublessor may reasonably require to insure payment thereof and prevent any sale, foreclosure or forfeiture of Sublessee’s interest in the Subleased Premises or any portion thereof by reason of such nonpayment. On final determination of the lien or claim for lien, Sublessee shall immediately pay any judgment rendered with all proper costs and charges and shall have the lien released or judgment satisfied at Sublessee’s own expense, and if Sublessee shall fail to do so, Sublessor may at its option pay any such final judgment and clear the Subleased Premises therefrom. If Sublessee shall fail to contest with due diligence the validity or amount of any such lien or claimed lien, or to give Sublessor security as hereinabove provided, Sublessor may, but shall not be required to, contest the validity or amount of any such lien or claimed lien or settle or compromise the same without inquiring into the validity of the claim or the reasonableness of the amount thereof.

10.2.       Should any lien be filed against the Subleased Premises or the building in which the Subleased Premises are a part arising from work performed by or on behalf of Sublessee, or should any action of any character affecting the title thereto be commenced due to any actions or failure to act of Sublessee, Sublessee shall give to Sublessor written notice thereof as soon as notice of such lien or action comes to the knowledge of Sublessee and Sublessee shall cause any lien or action to be dismissed within a reasonable period time.

END OF ARTICLE 10

ARTICLE 11.

REPAIRS AND MAINTENANCE

11.1.       Sublessee covenants and agrees, throughout the term of this Sublease, without cost to Sublessor, to take good care of the Subleased Premises and related improvements and fixtures and all mechanical equipment serving the interior of Subleased Premises, which is within the Subleased Premises and to keep the same in good order and condition, and shall promptly at Sublessee’s own cost and expense, make all necessary repairs of damage caused by its operations, including any negligence of the Sublessee, its employees or vendors and to keep the Subleased Premises and related improvements and fixtures in safe, clean and sanitary condition. All such repairs made by Sublessee shall be at least equal in quality and class to the original work and shall comply with the provisions of Article 15.

11.2       Unless the need for such repair or replacement is due to the misuse or negligence of Sublessee or its invitees, Sublessor agrees to repair, maintain and replace if necessary, at Sublessor’s expense, the roof, floors, HVAC, structural elements and foundation of the Building in which the Leased Premises is located. Additionally, Sublessor agrees to maintain and keep in good condition and repair (including making necessary capital repairs or replacements) all common areas, including common utilities, grounds, parking areas and walkways.

11.3       If Sublessor fails to maintain, repair, or replace any of the items for which Sublessor is responsible under this Sublease, and such failure continues for ten (10) days after written request by Sublessee, then Sublessee will have the right to perform such maintenance, repair, or replacement at Sublessor’s sole cost and expense (provided such costs and expenses are reasonable) by delivering notice to Sublessor. Sublessor agrees to reimburse Sublessee for the costs and expenses reasonably incurred by Sublessee in connection therewith.

END OF ARTICLE 11

ARTICLE 12.

RIGHT OF SUBLESSOR TO INSPECT AND REPAIR

12.1.       Sublessee will permit Sublessor and/or PDA and their authorized agents and representatives to enter the Subleased Premises at all reasonable times and upon reasonable prior notice for the purpose of inspecting the same and/or making any necessary repairs and/or performing any work that may be necessary by reason of Sublessee’s failure to comply with the terms of this Sublease, provided, however, in the event of an emergency (as determined in Sublessor’s and/or PDA’s sole discretion) no prior notice need be given to Sublessee. Nothing herein shall imply any duty upon the part of Sublessor and/or PDA to do any such work and performance thereof by Sublessor and/or PDA shall not constitute a waiver of Sublessee’s default in failing to perform the same. Sublessor and/or PDA may during the progress of such work keep and store in or on the Subleased Premises all necessary materials, tools, supplies and equipment. Sublessor and/or PDA shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage of Sublessee by reason of making such repairs or the performance of any such work, on or account of bringing materials, tools, supplies or equipment into or through the Subleased Premises during the course thereof and the obligations of Sublessee under this Sublease shall not be affected thereby, provided, however, that Sublessor shall use commercially reasonable efforts not to interfere with Sublessee’s use of the Premises. Nothing herein shall limit the provisions of Article 8.

12.2.       Sublessee acknowledges that from time to time Sublessor and/or PDA may undertake construction, repair or other activities related to the operation, maintenance and repair of the Building of which the Subleased Premises are a part and/or the Airport (in the case of the PDA) which will require temporary accommodation by Sublessee. Sublessee agrees to accommodate PDA and Sublessor in such matters, even though Sublessee’s own activities may be inconvenienced or partially impaired, and Sublessee agrees that no liability shall attach to Sublessor, PDA, its members, employees or agents by reason of such inconvenience or impairment, unless such activities of Sublessor and/or PDA hereunder are performed in a negligent manner, provided, however, that Sublessor shall use commercially reasonable efforts not to interfere with Sublessee’s use of the Premises.

END OF ARTICLE 12

ARTICLE 13.

GENERAL INDEMNIFICATION

13.1.       In addition to any other obligation of Sublessee under this Sublease to indemnify, defend and hold harmless Sublessor, Sublessee agrees to indemnify, defend and hold harmless Sublessor against and from any and all third party claims, judgments, damages, penalties, fines, assessments, costs and expenses, liabilities and losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on the use of the Premises, sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) as a result of the action/inaction of the Sublessee resulting or arising during the term of this Sublease as follows:

(1)       from any condition of the Premises, or complaints of other occupants of the Building resulting from acts or omissions of the Sublessee, agents or employees; or

(2)       from any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease, or from any act or omission of Sublessee, or any of its agents, contractors, servants, employees, sublessees, licensees or invitees; or

(3)       from any accident, injury, loss or damage whatsoever caused to any person or property occurring during the term by act or omission of Sublessee, on or about the Subleased Premises (including ramp and parking areas), or upon the land, streets, curbs or parking areas adjacent thereto.

If any action or proceeding is brought against Sublessor by reason of any matter for which Sublessee has hereby agreed to indemnify, defend, or hold harmless Sublessor, Sublessee, upon notice from Sublessor, covenants to resist or defend such action or proceeding. Notwithstanding the foregoing or anything else to the contrary contained in this Sublease, Sublessor waives the right to recover from Sublessee for any claims, judgments, damages, penalties, fines, assessments, costs and expenses, liabilities and losses to the extent covered by any insurance maintained by Sublessor.

13.2.       The term “Person” as used in this Article and Article 25 shall include individuals, corporations, partnerships, governmental units and any other legal entity entitled to bring a claim, action or other demand or proceeding on its own behalf or on behalf of any other entity.

13.3.       The Sublessee agrees to indemnify, save, hold harmless and defend the Air Force to the same extent required of Sublessor under the Primary Lease with respect to the Premises.

13.4.       The Sublessee also expressly waives any claims against PDA and the State of New Hampshire and further agrees to indemnify, defend and hold harmless PDA and the State of New Hampshire to the same extent required of the Sublessor under the Primary Lease against and from any and all claims, judgments, damages, penalties, fines, assessments, costs and expenses, liabilities and losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on the use of the Premises, sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) resulting or arising during the term of this Sublease: (1) from any act or omission of Sublessee, or any of its agents, contractors, servants, employees, sublessees, licensees or invitees; (2) from any breach or default on the part of the Sublessee in the performance of any covenant or agreement on the part of the Sublessee to be performed pursuant to the terms of this Sublease; or (3) from any accident, injury, death, loss or damage whatsoever caused to any person or property during the term of this Sublease on or about the Subleased Premises.

13.5.       Notwithstanding the preceding provisions of Sections 13.1, 13.3 and 13.4, Sublessee shall be under no obligation to PDA or the Air Force in respect to such matters included in Sections 13.1, 13.3 and 13.4 above in existence prior to the effective date of this Sublease or caused by the negligence or willful misconduct of PDA, its officers, agents or employees, or the gross negligence or willful misconduct of the Air Force, its assigns, agents, contractors, servants or employees or the negligence or willfill misconduct of Sublessor, its officers, agents or employees.

13.6       Sublessor agrees to indemnify, defend and hold harmless Sublessee against and from any and all claims, judgments, damages, penalties, fines, assessments, costs and expenses, liabilities and losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on the use of the Premises, sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees): (1) from any breach or default on the part of the Sublessor in the performance of any covenant or agreement on the part of the Sublessor to be performed pursuant to the terms of this Sublease; or (2) from any accident, injury, death, loss or damage whatsoever caused to any person or property during the term of this Sublease, on or about the Subleased Premises as a result of the gross negligence or willful misconduct of the Sublessor, its agents, employees or contractors.

END OF ARTICLE 13

ARTICLE 14.

UTILITIES

14.1.       Sublessee shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which such utilities are supplied to, distributed in or serve the Subleased Premises. If Sublessee desires to install any equipment which shall require additional utility facilities or utility facilities of a greater capacity than the facilities provided by Sublessor, such installation shall be subject to Sublessor’s and PDA’s prior written approval of Sublessee’s plans and specifications therefor, which approval shall not be unreasonably withheld, conditioned or delayed. If such installation is approved by Sublessor and PDA and if Sublessor and PDA agree to provide any additional facilities to accommodate Sublessee’s installation, Sublessee agrees to pay Sublessor and/or PDA, in advance and on demand, the reasonable cost for providing such additional utility facilities or utility facilities of greater capacity.

PDA under the Primary Lease also reserved the right to run such utility lines as it deems necessary in connection with the development of the Airport to, from, or through the Subleased Premises, provided, however, that PDA in exercising such reserved right shall provide reasonable prior notice and the opportunity to confer with PDA and shall exercise reasonable efforts to avoid or minimize interference with use of the Subleased Premises and shall not reduce the useable floor area.

PDA under the Primary Lease, at its sole discretion, shall have the right from time to time, to alter the method and source of supply of the above enumerated utilities to the Subleased Premises and Sublessee agrees to execute and deliver to PDA such documentation as may be required to effect such alteration. If the alteration of the method and source of supply of the above enumerated utilities to the Subleased Premises unduly or unreasonably restricts or significantly adversely effects the Sublessee’s use and enjoyment of the Subleased Premises, the Sublessee shall have the right to terminate this Sublease as stated in Article 27 below.

PDA under the Primary Lease, shall have the option to supply any of the above enumerated utilities to the Subleased Premises. If PDA shall elect to supply any of such utilities to the Subleased Premises, Sublessee will purchase its requirements for such services tendered by PDA, and Sublessee will pay PDA, within ten (10) days after mailing by PDA to Sublessee of statements therefor, at the applicable rates determined by PDA from time to time which PDA agrees shall not be in excess of the public utility rates for the same service, if applicable, to other aviation tenants at the Airport. If PDA so elects to supply any of such utilities, Sublessee shall execute and deliver to PDA, within ten (10) days after request therefor, any documentation reasonably required by PDA to effect such change in the method of furnishing of such utilities.

14.2.       All work and construction under this Article shall comply with the provisions of Article 15 of this Sublease applicable to construction work.

14.3.       Sublessee (and any sublessee or assignee of Sublessee) shall be required to comply with any and all land use control regulations promulgated by PDA and any and all federal, state and local requirements and standards concerning storm water discharges and discharges to sewage treatment works, including, without limitation, any pre-treatment requirements.

END OF ARTICLE 14

ARTICLE 15.

ALTERATIONS - SIGNS

15.1.       Sublessee shall not place or construct any material improvements, changes, structures, alterations or additions (cumulatively referred to in this Article as “Alterations”), in, to or upon the Subleased Premises without Sublessor’s and PDA’s written consent, which shall not be unreasonably withheld, conditioned or unduly delayed by Sublessor. Unless Sublessee is subject to an earlier notice requirement under the PDA’s land use controls or other applicable requirements with respect to the information required under this section, any request for Sublessor’s and PDA’s consent shall be made upon sixty (60) days prior written notice and shall be accompanied by preliminary engineering or architectural plans or, if consented to by Sublessor and PDA, working drawings. If Sublessor and PDA each grants its consent all such work shall be done at Sublessee’s sole cost and expense, subject, in all cases, to the following covenants:

(1)       All work and Alterations shall be done in compliance with all applicable governmental regulations, codes, standards or other requirements, including fire, safety and building codes and Land Use Regulations promulgated by PDA and with the provisions of Article 25 of this Sublease. This obligation shall include compliance with all applicable provisions of the Vesting Deed, including obligations in respect to construction and construction related work.

(2)       All Alterations shall be of such a character as not to materially reduce the value and usefulness of any of the buildings or other improvements below their value and usefulness immediately before such Alteration. All work performed hereunder shall be performed in a good and workmanlike manner, shall conform to drawings and specifications approved by Sublessor and PDA in all material respects and shall not be disruptive of the overall operation of the Airport. All contractors engaged by Sublessee to perform such work shall employ labor that can work in harmony with all elements of labor at the Airport.

(3)       During the period of construction of any Alterations, Sublessee or any contractor, subcontractor or sublessee of Sublessee shall maintain or cause to be maintained the following insurance:

(i)       The comprehensive general liability and property damage and automobile insurance provided for in Section 7.1(B) shall be maintained for the limits specified thereunder and shall provide coverage for the mutual benefit of Sublessor, PDA and Sublessee as named insureds in connection with any Alteration permitted pursuant to this Article 15;

(ii)       Fire and any other applicable insurance provided for in Article 7 which if not then covered under the provisions of existing policies shall be covered by special endorsement thereto in respect to any Alteration, including all materials and equipment therefor incorporated in, on or about the Subleased Premises (including excavations, foundations, and footings) under a broad form all risks builder’s risk completed value form or equivalent thereof; and

(iii)       Workers’ compensation insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against PDA, Sublessor, Sublessee or the Subleased Premises, with statutory limits as then required under the laws of the State of New Hampshire.

The provisions of all applicable Sections of Article 7 of this Sublease shall apply to all insurance provided for in this Section.

(4)       Sublessee shall provide Sublessor and PDA with MYLAR as-built drawings when any Alteration authorized hereunder is completed.

15.2.       In addition to the requirements to provide notice to Sublessor and PDA under this Article 15 in respect to any Alteration, Sublessee shall also provide notice to, EPA and NHDES in the same manner and to the extent required of PDA under the Vesting Deed. In undertaking any Alteration, Sublessee shall comply with the Vesting Deed to the same extent required of Sublessor and PDA.

15.3.       Sublessee shall have the right to install a sign on the front door and existing sign monument at its sole cost and expense, subject to the prior written approval by Sublessor of the design and location, which approval shall not be unreasonably withheld, conditioned or delayed if such sign conforms to existing sign standards of the Building and complies with all laws, regulations and codes.

END OF ARTICLE 15

ARTICLE 16.

DESTRUCTION AND RESTORATION

16.1.       Subject to the rights of Sublessor’s Mortgagee, if the Premises or the Building are substantially damaged by fire or casualty (the term “substantially damaged” meaning damage of such a character that the same cannot, in ordinary course, reasonably be expected to be repaired within one hundred eighty (180) days from the date of such damage or casualty), or if any substantial part of the Building is taken by any exercise of the right of eminent domain, then the Sublessor shall have the election either to terminate this Sublease in accordance with Section 16.2 as it relates to the damaged portions or to repair the damaged portions in accordance with Section 16.3, subject to the rights of the PDA under the Primary Lease and subject to the rights of Sublessor’s Mortgagee.

16.2.       If the Sublessor elects to terminate this Sublease as allowed in Section 16.1, it shall provide written notice of such termination to Sublessee within thirty (30) days following the occurrence of such damage or destruction, which termination shall be effective on the tenth (10th) day following the date of receipt of such notice. In such event, the proceeds received from any applicable policy of insurance obtained by Sublessor shall be applied first to Sublessor’s mortgagee, second to removing any debris and restoring the site to a condition satisfactory to the Sublessor, and third to any sums owed by Sublessee to the Sublessor under this Sublease, such as, for example, unpaid Rent, subject to rights of the PDA under the Primary Lease. Any balance remaining from any insurance proceeds shall then be apportioned between the Sublessor and Sublessee as follows:

First, to Sublessor an amount equal to the unamortized balance of leasehold improvements made at Sublessor’s expense calculated on a straight line basis over the useful life of said improvement;

Second, to Sublessee an amount equal to the unamortized balance of leasehold improvements made at Sublessee’s expense calculated on a straight line basis over the useful life of said improvement;

Third, to Sublessor any remaining balance; subject to the rights of the PDA under the Primary Lease.

16.3.       If the Sublessor shall elect to repair and restore the damaged premises, it shall provide written notice of such election to Sublessee within thirty (30) days following the occurrence of such damage or destruction and it shall use diligent, commercially reasonable efforts to repair and restore the damaged premises to its condition immediately prior to the occurrence of the fire or other cause as soon as reasonably practicable. In the event of a total loss of the Subleased Premises and Sublessor elects to repair the damage or destruction or fails to exercise its option to terminate herein, Sublessor shall, within 6 months after the date of written notice to Sublessee, have substantially completed the repair and restoration of the damaged property to its condition immediately prior to the occurrence of the fire or other cause, subject to the rights of the PDA under the Primary Lease. In the event of a partial loss involving no damage to structural portions or components of the Subleased Premises and Sublessor elects to repair the damage or destruction or fails to exercise its option to terminate herein, Sublessor shall, within 60 days after the date of written notice to Sublessee, repair and restore the damaged property to its condition immediately prior to the occurrence of the fire or other cause, subject to the rights of the PDA under the Primary Lease. In the event of a partial loss involving damage to structural portions or components of the Subleased Premises and Sublessor elects to repair the damage or destruction or fails to exercise its option to terminate herein, Sublessor shall, within 90 days after the date of written notice to Sublessee, repair and restore the damaged property to its condition immediately prior to the occurrence of the fire or other cause, subject to the rights of the PDA under the Primary Lease.

16.4.       Sublessor’s obligations to repair hereunder are subject to Sublessor’s receipt of insurance proceeds for such purpose from Sublessor’s mortgagee.

16.5.       All repair/restoration work under this Article shall comply with the provisions of Article 15 of this Sublease applicable to construction work.

16.6.       In the event the loss or damage to Subleased Premises is of such an extent of character that Sublessee’s use of the Premises is substantially effected, Sublessee shall have the option to surrender the Subleased Premises and terminate this Sublease upon thirty (30) days written notice to Sublessor or if Sublessee elects to continue its leasehold interest despite loss of use and unless the damage is caused by Sublessee’s willful misconduct, the Sublessor shall abate the Basic Rent in a just proportion to that part of the Subleased Premises that is unfit for use in Sublessee’s business. The abatement shall consider the nature and extent of interference to Sublessee’s ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until ten (10) business days after Sublessor completes the repairs and restoration to the Subleased Premises or the part rendered unusable and notice to Sublessee that the repairs and restoration are completed, or until Sublessee again uses the Premises or the part rendered unusable, whichever is first. Sublessor is not obligated to repair or restore damage to Sublessee’s trade fixtures, furniture, equipment or other personal property, or any improvements made by Sublessee.

END OF ARTICLE 16

ARTICLE 16A.

EMINENT DOMAIN

In the event that there is a taking by eminent domain of the whole of the Subleased Premises, this Sublease shall terminate. In the event that there is a taking by eminent domain of a portion of the Subleased Premises, then this Sublease shall terminate as to the portion taken. In the event that the taking shall not be of the entire Subleased Premises, but the part of the Subleased Premises remaining shall not be reasonably sufficient and suitable for Sublessee’s use and occupancy for the purposes permitted hereunder, then Sublessee may terminate this Sublease forthwith. In all cases, the entire damages attributable to land, buildings and improvements shall belong to Sublessor, provided, however, that Sublessee may receive moving expenses.

END OF ARTICLE 16A

ARTICLE 17.

DEFAULT BY SUBLESSOR

If Sublessor fails to perform any of Sublessor’s obligations under this Sublease, which failure is not cured within fifteen (15) days after the giving of written notice thereof by Sublessee, unless such default is of such nature that it cannot be cured within such fifteen (15) day period, in which case no event of default shall occur so long as Sublessor shall commence the curing of the default within such fifteen (15) day period and shall thereafter diligently prosecute the curing of same (except in the event of an emergency situation, which is only subject to a five (5) day notice and cure period), then Sublessor shall be in default and Sublessee will have the right (in addition to all other rights and remedies available at law or in equity) to (i) perform such obligation on behalf of Sublessor at Sublessor’s sole cost and expense (provided such costs and expenses are reasonable) by delivering notice to Sublessor, in which event Sublessor agrees to reimburse Sublessee for the reasonable costs and expenses incurred by Sublessee in connection therewith within ten (10) days after request by Sublessee.

END OF ARTICLE 17

ARTICLE 18.

DEFAULT BY SUBLESSEE

18.1.       The occurrence of any of the following events shall constitute a Default and breach of this Sublease by Sublessee:

A. The failure by Sublessee to pay when due the Basic Rent, or Additional Rent, or any other payment required to be made by Sublessee to Sublessor hereunder where such failure continues for seven (7) business days after written notice thereof by Sublessor to Sublessee.

B.       The abandonment or vacation of the Subleased Premises by Sublessee while in material breach or default of any other provision of this Sublease that lasts for thirty (30) days or more.

C.       The failure by Sublessee to observe and perform any other provision of this Sublease (including without limitation compliance with federal, state and local laws and regulations) to be observed or performed by Sublessee, where such failure continues for thirty (30) business days after written notice thereof by Sublessor to Sublessee; provided that if the nature of such default is such that the same cannot reasonably be cured within such thirty-business-day period, Sublessee shall not be deemed to be in default if Sublessee shall within such period commence such cure and thereafter diligently prosecutes the same to completion.

D.       The making by Sublessee of any general assignment for the benefit of creditors; the filing by or against a Sublessee of a petition to have Sublessee adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy; or the attachment, execution or other judicial seizure of substantially all of Sublessee’s assets or of Sublessee’s interest in this Sublease; provided, however, that in the event of an involuntary filing against Sublessee, the Sublessee shall have sixty (60) days in which to cause such filing to be dismissed.

E.       If any guarantor attempts to revoke its Guaranty.

18.2.       In the event of any Default by Sublessee, Sublessor shall have the option to terminate this Sublease and all rights of Sublessee hereunder by giving ten (10) days written notice of such intention to terminate in the manner specified herein, or Sublessor may elect among any one or more of the following remedies without limiting any other remedies available to Sublessor:

(1)       subject to available legal and factual defenses,

•	a decree or order of a court of competent jurisdiction compelling specific performance by Sublessee of its obligations under the Sublease;

•	a decree or order by a court of competent jurisdiction restraining or enjoining the breach by Sublessee of any of its obligations under the Sublease; and

(2)	to the extent allowed by law, the right to undertake to cure Sublessee’s default, in which event Sublessee shall pay Sublessor the reasonable costs incurred in such undertaking;

If Sublessor shall elect to so terminate this Sublease, then Sublessor may recover from Sublessee:

(i)	any unpaid rent up to the effective date of termination; plus

(ii)	all amounts necessary to compensate Sublessor for all the detriment proximately caused by Sublessee’s failure to perform its obligations under this Sublease or which in the ordinary course of things would be likely to result therefrom, including, the discounted value of the rental payments payable to Sublessor under the full term of this Sublease; provided, however, that Sublessor shall use reasonable efforts to relet the Premises; plus

(iii)	the reasonable costs to relet the Premises (including repairs due to damage caused by Sublessee or Sublessee’s failure to maintain the interior of the Premises and reasonable remodeling costs, commissions and all other reasonable costs); plus

(iv)	such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable New Hampshire law.

18.3.       In the event of any such default by Sublessee, Sublessor shall also have the right, with or without terminating this Sublease, to peaceably reenter the Subleased Premises and remove all persons and property from the Subleased Premises to the extent allowed under New Hampshire law. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Sublessee. Under no circumstances shall Sublessor be held liable in damages or otherwise by reason of any such peaceable reentry or eviction or by reason of the exercise by Sublessor of any other remedy provided in this Article. All property of Sublessee which is stored by Sublessor may be redeemed by Sublessee within thirty (30) days after Sublessor takes possession upon payment to Sublessor in full of all obligations then due from Sublessee to Sublessor and of all costs incurred by Sublessor in providing such storage. If Sublessee fails to redeem such property within this thirty (30) day period, Sublessor may sell the property in any reasonable manner, and shall apply the proceeds of such sale actually collected first against the costs of storage and sale and then against any other obligation due from Sublessee.

18.4.       In the event of the vacation or abandonment of the Subleased Premises by Sublessee while in material breach or default of any other provision of the Sublease for thirty (30) days or in the event that Sublessor shall elect to reenter as provided in Section 18.3 or shall take possession of the Subleased Premises pursuant to any provision of New Hampshire law or pursuant to any notice provided by law, then if Sublessor does not elect to terminate this Sublease as provided in Section 18.2, Sublessor may from time to time, without terminating this Sublease, either recover all rental as it becomes due or relet the Subleased Premises or any part thereof for such terms and conditions as Sublessor in its reasonable discretion may deem advisable, including the right to make alterations and repairs to the Subleased Premises. In the event that Sublessor shall elect to relet, then rentals received by Sublessor from such reletting shall be applied: first, to the payment of any indebtedness other than rent due hereunder from Sublessee to Sublessor; second, to the payment of any reasonable cost of such reletting; third, to the payment of the reasonable cost of any alterations and repairs to the Subleased Premises; fourth, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Sublessor and applied in payment of future rent as the same may become due and payable hereunder. Should the amount of rental received from such reletting during any month which is applied to the payment of rent be less than that required to be paid during that month by Sublessee under this Sublease, the Sublessee shall pay such deficiency to Sublessor immediately upon demand by Sublessor. Such deficiency shall be calculated and paid monthly. Sublessee shall also pay to Sublessor, as soon as ascertained, any reasonable costs and expenses incurred by Sublessor in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

18.5.       The various rights and remedies reserved to Sublessor, including those not specifically described under this Sublease, shall be cumulative, and, except as otherwise provided by New Hampshire statutory law in force and effect at the time of the execution of this Sublease, Sublessor may pursue any or all of such rights and remedies, whether at the same time or otherwise.

18.6.       No delay or omission of Sublessor to exercise any right or remedy shall be construed as a waiver of any such right or remedy or of any default by Sublessee.

18.7.       Notwithstanding any other provision of this Sublease, in the event the breach by Sublessee in the reasonable opinion of Sublessor or PDA affects or is likely to affect the efficient operation of the Airport or give rise to public safety concerns, in addition to any other remedy it may have under this Sublease, Sublessor and PDA under the terms of the Primary Lease shall also be entitled (but shall not be obligated) to take whatever actions is reasonably deemed necessary by Sublessor and/or PDA to abate or cure such situation and Sublessee shall reimburse Sublessor and/or PDA to abate or cure such situation and Sublessee shall reimburse Sublessor and/or PDA for all reasonable costs incurred by Sublessor and/or PDA in taking such action.

END OF ARTICLE 18

ARTICLE 19.

DELEGATION - ASSIGNMENT - SUBLEASES - MORTGAGES

19.1.       Delegation. Sublessee shall not have the right to delegate any of its responsibilities or obligations under this Sublease.

19.2.       Assignment and Subleases. Sublessee may not assign this Sublease or sublet the Premises without the prior written approval of the Sublessor and PDA which consent shall not be unreasonably withheld, conditioned or delayed by Sublessor, provided the provisions of 19.3 below are satisfied.

19.3.       Consent. Any request for Sublessor’s approval shall be made at least forty-five (45) days prior to the commencement of such subtenancy or assignment and shall provide detailed information concerning the identity and financial condition of the proposed assignee or sublessee and the terms and conditions of the proposed sublease or assignment. Sublessor shall not unreasonably withhold or delay its consent to such sublease or assignment if: (1) the use of the Subleased Premises associated with any sublease(s) is permitted under Article 9 and is compatible with the other existing tenants of the Building in which the Subleased Premises is located, (2) the sublease(s)/assignment(s) are consistent with the terms and conditions of this Sublease and the Primary Lease; (3) Sublessee remains primarily liable to Sublessor to pay rent and to perform all other obligations to be performed by subtenant/assignee under this Sublease, (4) the proposed sublessee is financially and operationally responsible and (5) PDA has given its approval to the proposed sublease/assignment.

19.4.       Continuing Liability of Sublessee. No subletting, assignment or transfer, shall release Sublessee’s obligations or alter the primary liability of Sublessee to pay the rent and to perform all other obligations to be performed by Sublessee hereunder. The acceptance of rent by Sublessor from any other person shall not be deemed to be a waiver by Sublessor of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. If any assignee of Sublessee or any successor of Sublessee defaults in the performance of any of the terms hereof, Sublessor may proceed directly against Sublessee without the necessity of exhausting remedies against such assignee or successor. If Sublessee assigns this Sublease, or sublets all or a portion of the Subleased Premises, or requests the consent of Sublessor to any assignment or subletting, or if Sublessee requests the consent of Sublessor for any act that Sublessee proposes to do, then Sublessee shall pay Sublessor’s reasonable processing fee and reimburse Sublessor for all reasonable attorneys’ fees incurred in connection therewith. Any assignment or subletting of the Subleased Premises that is not in compliance with the provisions of this Article 19 shall be void.

19.5.       Bankruptcy. If a petition is filed by or against Sublessee for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Sublessee (including for purposes of this Section Sublessee’s successor in bankruptcy, whether a trustee or Sublessee as debtor-in- possession) assumes and proposes to assign, or proposes to assume and assign, this Sublease pursuant to the provisions of the Bankruptcy Code to any person or entity who has made a bona fide offer to accept an assignment of this Sublease, then notice of the proposed assignment setting forth (a) the name and address of the proposed assignee, (b) all of the terms and conditions of the offer and proposed assignment, and (c) the adequate assurance to be furnished by the proposed assignee of its future performance under the Sublease, shall be given to Sublessor by Sublessee no later than twenty (20) days after Sublessee has made or received such offer, but in no event later than thirty (30) days prior to the date on which Sublessee applies to a court of competent jurisdiction for authority and approval to enter into the proposed assignment. Any person or entity to which this Sublease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or documentation, to have assumed all of the Sublessee’s obligations arising under this Sublease on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Sublessor an instrument confirming such assumption. No provision of this Sublease shall be deemed a waiver of Sublessor’s rights or remedies under the Bankruptcy Code to oppose any assumption and/or assignment of this Sublease, to require a timely performance of Sublessee’s obligations under this Sublease, or to regain possession of the Premises if this Sublease has neither been assumed nor rejected within sixty (60) days after the date of the order for relief or within such additional time as a court of competent jurisdiction may have fixed. Notwithstanding anything in this Sublease to the contrary, all amounts payable by Sublessee to or on behalf of Sublessor under this Sublease, whether or not expressly denominated as rent, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code.

19.6.       Notwithstanding any other provision of this Sublease, any assignment or sublease shall comply with the provision of Article 25.

19.7.       Mortgages. Except as otherwise expressly agreed to by PDA and Sublessor in writing, Sublessee shall not have the right to engage in any financing or other transaction creating any mortgage upon the Subleased Premises. Any approval of PDA and Sublessor shall expressly be subject to the provisions of the Primary Lease.

END OF ARTICLE 19

ARTICLE 20

[RESERVED]

END OF ARTICLE 20

ARTICLE 21.

ESTOPPEL CERTIFICATES

21.1.       Sublessor, on or before twenty (20) days following receipt of a written request from Sublessee, and Sublessee, on or before twenty (20) days following receipt of a written request from Sublessor, shall deliver to the party making such request a statement in writing certifying that this Sublease is unmodified and in full force and effect (or if there shall have been modifications that the same is in full force and effect as modified and stating the modifications) and the date to which the rent and any other deposits or charges have been paid and stating whether or not, to the best knowledge of the party executing such certificate (based on reasonable investigation), the party requesting such statement is in default in the performance of any covenant, agreement or condition contained in this Sublease and, if so, specifying each such default of which the executing party has knowledge. Should any such estoppels certificate contain language subordinating this Sublease to any mortgage or other financing security document, Sublessee shall not be required to sign or deliver it unless it contains a non-disturbance clause preventing the termination of this Sublease so long as Sublessee is not in default of its terms beyond any applicable notice and time to cure period.

END OF ARTICLE 21

ARTICLE 22.

INVALIDITY OF PARTICULAR PROVISIONS

22.1. If any term or provision of this Sublease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provisions of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

END OF ARTICLE 22

ARTICLE 23.

NOTICES

23.1       Whenever Sublessor or Sublessee shall desire to give or serve upon the other any notice, demand, request or other communication with respect to this Sublease or with respect to the Subleased Premises each such notice, demand, request or other communication shall be in writing and shall not be effective for any purpose unless same shall be given or served by personal delivery to the party or parties to whom such notice, demand, request or other communication is directed or by mailing the same, in duplicate, to such parties by reputable overnight carrier, delivery in hand or by certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Sublessor:	Pioneer New Hampshire LLC.
Attention: Chad Kageleiry, Member
P.O. Box 728
Dover, New Hampshire 03821

If to Sublessee:	FlexEnergy Energy Systems, Inc.
Attention: Mark Schnepel
112 Corporate Drive
Portsmouth, NH 03801

or at such other address or addresses as Sublessor or Sublessee may from time to time designate by notice given by certified mail.

Every notice, demand, request or communication hereunder shall be deemed to have been given or served if hand delivered, when received, if sent by overnight, the next business day, and otherwise as of the second business day following the date of such mailing

END OF ARTICLE 23

ARTICLE 24.

QUIET ENJOYMENT

24.1.       Sublessor covenants and agrees that Sublessee, upon paying the rent and all other charges herein provided for and observing and keeping all covenants, agreements, and conditions of this Sublease on its part to be observed and kept, shall quietly have and enjoy the Subleased Premises during the term of this Sublease without hindrance or molestation by Sublessor and anyone claiming by, through or under Sublessor, subject, however, to the exceptions, reservations and conditions of this Sublease and the Vesting Deed.

END OF ARTICLE 24

ARTICLE 25.

ENVIRONMENTAL PROTECTION

25.1.       Sublessee and any sublessee or assignee of Sublessee shall comply with all federal, state, and local laws, regulations, and standards that are or may become applicable to Sublessee’s or such sublessee’s or assignee’s activities at the Subleased Premises, including but not limited to, the applicable environmental laws and regulations identified in Exhibit 5, as amended from time to time.

25.2.       Sublessee and any sublessee or assignee of Sublessee shall be solely responsible for obtaining at their cost and expense any environmental permits required for their operations under this Sublease or any sublease or assignment, independent of any existing Airport permits.

25.3.       Sublessee shall indemnify, defend and hold harmless Sublessor, PDA and the Air Force against and from all claims, judgments, damages, penalties, fines, costs and expenses, liabilities and losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on the use of the Premises, and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees), resulting or arising from discharges, emissions, spills, releases, storage, or disposal of any Hazardous Substances by the Sublessee, or any other action by the Sublessee, or any sublessee or assignee of the Sublessee, giving rise to Sublessor or PDA or Air Force liability, civil or criminal, or responsibility under federal, state or local environmental laws.

This indemnification of Sublessor and PDA and Air Force by Sublessee includes, without limitation, any and all claims, judgment, damages, penalties, fines, costs and expenses, liabilities and losses incurred by Sublessor or PDA or Air Force in connection with any investigation of site conditions, or any remedial or removal action or other site restoration work required by any federal, state or local governmental unit or other person for or pertaining to any discharges, emissions, spills, releases, storage or disposal of Hazardous Substances arising or resulting from any act or omission of the Sublessee or any sublessee or assignee of the Sublessee at the Subleased Premises after the Occupancy Date. “Occupancy Date” as used herein shall mean the first day of Sublessee’s occupancy or use of the Subleased Premises. “Occupancy” or “Use” shall mean any activity or presence including preparation and construction in or upon the Subleased Premises.

The provisions of this Section shall survive the expiration or termination of the Sublease, and the Sublessee’s obligations hereunder shall apply whenever the Sublessor, PDA, or the Air Force incurs costs or liabilities for the Sublessee’s actions of the types described in this Article.

25.4.       Notwithstanding any other provision of this Sublease, Sublessee and its assignees do not assume any liability or responsibility for environmental impacts and damage caused by Air Force of Hazardous Substances on any portion of the Airport, including the Subleased Premises. The Sublessee and its assignees have no obligation to undertake the defense, remediation and cleanup, including the liability and responsibility for the costs of damages, penalties, legal and investigative services arising out of any claim or action in existence now, or which may be brought in the future by any person, including governmental units against theAir Force, because of any use of, or release from, any portion of the Airport (including the Subleased Premises) of any Hazardous Substances prior to the Occupancy Date.

25.5.       As used in this Sublease, the term “Hazardous Substances” means any hazardous or toxic substance, material or waste, oil or petroleum product, which is or becomes regulated by any local governmental authority, the State of New Hampshire or the United States Government. The term “Hazardous Substances” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” under New Hampshire RSA ch. 147-A, (ii) defined as a “hazardous substance” under New Hampshire RSA ch. 147-B, (iii) oil, gasoline or other petroleum product, (iv) asbestos, (v) listed under or defined as hazardous substance pursuant to Part Hc.P 1905 (“Hazardous Waste Rules”) of the New Hampshire Code of Administrative Rules, (vi) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (vii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), or (viii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601) and (ix) so defined in the regulations adopted and publications promulgated pursuant to any of such laws, or as such laws or regulations may be further amended, modified or supplemented (collectively “Hazardous Substance Laws”).

As used in this Sublease, the terms “release” and “storage” shall have the meanings provided in RSA 147-B:2, as amended, and the term “disposal” shall have the meaning provided in RSA 147-A:2.

25.6.       Sublessor’s rights under this Sublease and PDA’s rights under the Primary Lease specifically include the right of Sublessor and PDA to inspect the Subleased Premises and any buildings or other facilities thereon for compliance with environmental, safety, and occupational health laws and regulations, whether or not the Sublessor or PDA is responsible for enforcing them. Such inspections are without prejudice to the right of duly constituted enforcement officials to make such inspections.

25.7.       Notwithstanding any other provision of this Sublease and pursuant to the Primary lease, PDA is not responsible for any removal or containment of asbestos. If Sublessee and any sublessee or assignee intend to make any improvements or repairs that require the removal of asbestos, an appropriate asbestos disposal plan must be incorporated in the plans and specifications. The asbestos disposal plan shall identify the proposed disposal site for the asbestos. In addition, non-friable asbestos which becomes friable through or as a consequence of the activities of Sublessee will be abated by Sublessee at its sole cost and expense.

25.8.       Sublessor and Sublessee acknowledge that the Airport has been identified as a National Priority List (NPL) Site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) of 1980, as amended. Sublessee acknowledges that Sublessor has provided it with a copy of the Pease Federal Facility Agreement (“FFA”) entered into by EPA, and the Air Force on April 24,1991, and Modification No. 1 thereto, effective March 18, 1993, agrees that it will comply with the terms of the FFA to the extent the same may be applicable to the Subleased Premises and that should any conflict arise between the terms of the FFA and the provisions of this Sublease, the terms of the FFA will take precedence. The Sublessee further agrees that the Sublessor and PDA assume no liability to the Sublessee or any sublessee or assignee of Sublessee should implementation of the FFA interfere with their use of the Subleased Premises. The Sublessee and its sublessee(s) and assignee(s) shall have no claim on account of any such interference against the Sublessor, or PDA or any officer, agent, employee or contractor thereof, other than a claim to Sublessor for abatement of rent.

25.9.       The Air Force, EPA and NHDES and their officers, agents, employees, contractors, and subcontractors have the right, upon reasonable notice to the Sublessee and any sublessee or assignee, to enter upon the Subleased Premises for the purposes enumerated in this subparagraph and for such other purposes consistent with the FFA:

(1)       to conduct investigations and surveys, including, where necessary, drilling, testpitting, borings and other activities related to the Pease Installation Restoration Program (“IRP”) or the FFA; and

(2)       to inspect field activities of the Air Force and its contractors and subcontractors in implementing the IRP or the FFA;

(3)       to conduct any test or survey required by the EPA and NHDES relating to the implementation of the FFA or environmental conditions at the Subleased Premises or to verify any data submitted to the EPA and NHDES by the Air Force relating to such conditions;

(4)       to construct, operate, maintain or undertake any other response or remedial action as required or necessary under the IRP or the FFA, including, but not limited to monitoring wells, pumping wells and treatment facilities.

25.10.       Sublessee and its sublessees and assignees agree to comply with the provisions of any health or safety plan in effect under the IRP or the FFA during the course of any of the above described response or remedial actions. Any inspection, survey, investigation, or other response or remedial action will, to the extent practicable, be coordinated with representatives designated by the Sublessee and any sublessee or assignee. Sublessee and any sublessee or assignee shall have no claim on account of such entries against the State as defined in FFA or any officer, agent, employee, contractor, or subcontractor thereof.

25.11.       Sublessee further agrees that in the event of any authorized sublease or assignment of the Subleased Premises, it shall provide to the Air Force, EPA and NHDES by certified mail a copy of the agreement of sublease or assignment of the Subleased Premises within fourteen (14) days after the effective date of such transaction. Sublessee may delete the financial terms and any other proprietary information from any sublease or assignment submitted to the above mentioned entities.

25.12.       The Airport air emissions offsets and Air Force accumulation points for hazardous and other wastes will not be made available to Sublessee. Sublessee shall be responsible for obtaining from some other source(s) any air pollution credits that may be required to offset emissions resulting from its activities under the Sublease.

25.13.       Any permit required under Hazardous Substance Laws for the management of Hazardous Substances stored or generated by Sublessee or any sublessee or assignee of Sublessee shall be obtained by Sublessee or its sublessees or assignees and shall be limited to generation and transportation. Any violation of this requirement shall be deemed a material breach of this Sublease. Sublessee shall provide at its own expense such hazardous waste storage facilities, complying with all laws and regulations, as it needs for management of its hazardous waste.

25.14.       Sublessee, and any sublessee or assignee of Sublessee whose operations utilize Hazardous Substances, shall have a completed and approved plan for responding to Hazardous Substances spills prior to commencement of operations on the Subleased Premises. Such plan shall be independent of, but not inconsistent with, any plan or other standard of PDA applicable to the Airport and except for initial fire response and/or spill containment, shall not rely on use of the Airport or Sublessor personnel or equipment. Should the Sublessor provide any personnel or equipment, whether for initial fire response and/or spill containment or otherwise, on request of the Sublessee, or because the Sublessee was not, in the opinion of the Sublessor, conducting timely cleanup actions, the Sublessee agrees to reimburse the Sublessor for its costs.

25.15.       Sublessee, and any sublessee, or assignee of the Sublessee, must maintain and make available to PDA, the Air Force, EPA and NHDES all records, inspection logs, and manifests that track the generation, handling, storage, treatment and disposal of hazardous waste, as well as all other records required by applicable laws and requirements. PDA and the Air Force reserve the right to inspect the Subleased Premises and Sublessee’s, its sublessee’s or assignee’s records for compliance with Federal, State, local laws, regulations, and other requirements relating to the generation, handling, storage, treatment and disposal of hazardous waste, as well as the discharge or release of hazardous substances. Violations may be reported by PDA and the Air Force to appropriate regulatory agencies, as required by applicable law. The Sublessee, its sublessees or assignees, shall be liable for the payment of any fines and penalties or costs which may accrue to the United States of America or PDA as a result of the actions of Sublessee, its sublessees or assignees, respectively.

25.16.       Sublessee, its sublessees and assignees agree to comply with the provisions of any Wetlands Management Plan in effect at Pease. Sublessee, its sublessees and assignees will minimize the destruction, loss or degradation of wetlands on the Subleased Premises. Sublessee, its sublessees and assignees will obtain prior written approval from Sublessor and the Air Force before conducting any new construction in wetland areas. Sublessee, its sublessees and assignees will obtain all necessary permits or waivers under Section 404 of the Clean Water Act and the New Hampshire Fill and Dredge in Wetlands Act.

25.17.       Prior to the development of any portion of the Subleased Premises on which a wetland has been identified in the Final Supplemental Environmental Impact Statement dated August 1995 (“SEIS”), the Sublessee, its sublessees and assignees, as applicable, shall, if one has not previously been completed, perform a wetland delineation.

25.18.       Prior to the storage, mixing, or application of any pesticide, as that term is defined under the Federal Insecticide, Fungicide, and Rodenticide Act, the Sublessee, its sublessees and assignees shall prepare a plan for storage, mixing and application of pesticides (“Pesticide Management Plan”). The Pesticide Management Plan shall be sufficient to meet all applicable Federal, State and local pesticide requirements. The Sublessee, its sublessees and assignees shall store, mix and apply all pesticides within the Subleased Premises only in strict compliance with the Pesticide Management Plan. The pesticides will only be applied by a licensed applicator.

25.19.       The Sublessee, its sublessees and assignees must notify the Sublessor and the Site Manager of its intent to possess, store, or use any licensed or licensable source or byproduct materials, as those terms are defined under the Atomic Energy Act and its implementing regulations; of Sublessee’s, its sublessees and assignees intent to possess, use, or store radium; and of Sublessee’s, its sublessees and assignees intent to possess or use any equipment producing ionizing radiation and subject to specific licensing requirements or other individual regulations, at least sixty (60) days prior to the entry of such materials or equipment upon the Airport. Upon notification, the Sublessor and the Site Manager may impose such requirements, including prohibition of possession, use, or storage, as deemed necessary to adequately protect health and human environment. Thereafter, the Sublessee must notify the Sublessor and the Site Manager of the presence of all licensed or licensable source or other byproduct materials, of the presence of all radium, and of the presence of all equipment producing ionizing radiation and subject to specific licensing requirements or other individual regulation; provided, however, that the Sublessee, its sublessees and assignees need not make either of the above notifications to the Sublessor and the Site Manager with respect to source and byproduct material which is exempt from regulation under the Atomic Energy Act. The Sublessee shall not, under any circumstances, use, own, possess or allow the presence of special nuclear material on the Subleased Premises.

25.20.       The Sublessee, its sublessees and assignees acknowledge that lead-based paint may be present in and on facilities within the Subleased Premises. The Air Force may conduct surveys to determine the existence and extent of any possible lead-based paint in or on the Subleased Premises. Prior to beginning any Alterations, other construction or construction related work, (to include paint stripping or sanding), excavating, demolition, or restoration, the Sublessee, any sublessee or assignee must test any paint which would be disturbed unless a conclusive determination has been made that lead-based paint is not present. If paint is lead-based, the Sublessee, any sublessee or assignee is required to handle it in accordance with Title X and all applicable Federal, State and local laws and regulations at its own expense. The Sublessee is required to ensure that any lead-based paint is maintained in good condition.

25.21.       The Sublessee acknowledges that chlordane was used at selected housing units as described in Environmental Condition Report, Exhibit D-l of the Master Lease. The Sublessee, its sublessees or assignees will follow all applicable laws and regulations should the Sublessee, its sublessee or assignee choose to disturb or excavate any of this material. Any cost associated with this action shall be at the Sublessee’s, its sublessee’s or assignee’s expense.

25.22.      The Sublessee, its sublessees and assignees acknowledge receipt of the Addendum to the June 24, 1997 Finding of Suitability to Lease (FOSL) attached hereto and incorporated herein as Exhibit 1.

END OF ARTICLE 25

ARTICLE 26.

MISCELLANEOUS

26.1.         All rent and all other sums which may from time to time become due and payable by Sublessee to Sublessor under any of the provisions of this Sublease shall be made payable to the Sublessor and forwarded by the Sublessee direct to Sublessor’s address specified in Article 23. All such rent and other sums if not paid on the due date shall bear interest from and after the due date thereof at the higher of the then current rate applied to legal judgments by the courts of the State of New Hampshire or the rate of twelve percent (12%) per annum; provided, however, that such interest shall in no event exceed the maximum rate permitted by law.

26.2.         In all cases the language in all parts of this Sublease shall be construed simply, according to its fair meaning and not strictly for or against Sublessor or Sublessee.

26.3.         The word titles underlying the Article designations contained herein are inserted solely for convenience and under no circumstances are they or any of them to be treated or construed as any part of this instrument.

26.4.         In any action or proceeding which either Party may take to enforce such Party’s rights hereunder, whether prior to or after breach or termination, or to which such Party may be made a party because of any matters arising or growing out of this Sublease, and due to the act or default of the other, the Party whose act or default caused the other Party, without fault to become involved in such litigation, or who shall be defeated in such litigation, agrees to pay all costs incurred by the winning or other party therein, including reasonable attorneys’ fees.

26.5.         If Sublessee should remain in possession of the Subleased Premises after the expiration of the term of this Sublease and without executing a new lease, then such holding over shall be construed as a tenancy at sufferance and the Basic Rent due and payable shall be one and one half times the amount of the Basic Rent due under this Sublease immediately prior to the expiration of this Sublease.

26.6.         The individuals executing this Sublease on behalf of Sublessee and Sublessor represent and warrant that he or she is duly authorized to execute and deliver this Sublease on behalf of said entities, and that this Sublease is binding upon said entities in accordance with its terms. A Certificate of Authority to Do Business in the State of New Hampshire from the New Hampshire Secretary of State is attached as Exhibit 6.

26.7.         This Sublease covers in full each and every agreement of every kind or nature whatsoever between the Parties hereto concerning the Subleased Premises and all preliminary negotiations and agreements of every kind or nature whatsoever with respect to the Subleased Premises; and no other person, firm or corporation has at any time had any authority from Sublessor to make any representations or promises on behalf of Sublessor, and Sublessee expressly agrees that if any such representations or promises have been made by Sublessor or others, Sublessee hereby waives all right to rely thereon. No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statute, law, or custom to the contrary notwithstanding. No provision of this Sublease may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest. Sublessee acknowledges that it has read this Section and understands it to be a waiver of any right to rely on any representations or agreements not expressly set forth in this Sublease.

26.8.         Subject to the provisions hereof, this Sublease shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns, and wherever a reference in this Sublease is made to either of the Parties hereto, such reference shall be deemed to include, wherever applicable, also a reference to the successors and assigns of such party, as if in every case so expressed.

26.9.         Nothing contained in this Sublease shall be deemed or construed by the Parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between Sublessor and Sublessee, and neither the method of computation of rent nor any other provision contained in this Sublease nor any acts of the Parties hereto shall be deemed to create any relationship between Sublessor and Sublessee other than the relationship of landlord and tenant.

26.10.       Sublessee agrees that it dealt with no broker.

26.11.       This Sublease shall be construed and enforced in accordance with the laws of the State of New Hampshire.

26.12.       Any actions or proceedings with respect to any matters arising under or growing out of this Sublease shall be instituted and prosecuted only in courts located in the State of New Hampshire. Nothing contained in this Article or any other provision of this Sublease shall be deemed to constitute a waiver of the sovereign immunity of the State of New Hampshire, which immunity is hereby reserved to PDA and to the State of New Hampshire.

26.13.       This instrument may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

26.14.       Sublessee shall faithfully observe and comply with such rules and regulations as the PDA may adopt and modify from time to time for the operation of the Airport and such rules and regulations as Sublessor may reasonably adopt from time to time for the operation of the building and lot of which the Subleased Premises are a part. Neither PDA nor Sublessor shall be responsible to Sublessee for the violation or nonperformance by any other tenant of the PDA or Subtenant of Sublessor of such airport rules and regulations or of Sublessor’s rules and regulations, provided, however, that Sublessor shall use reasonable efforts to apply such rules and regulations uniformly to all tenants and subtenants.

26.15.       Force Majeure. Except for the performance of any monetary payment obligations hereunder, the duties of Sublessor or Sublessee to observe or perform any of the provisions of this Sublease on its part to be performed or observed shall be excused for a period equal to the period of prevention, delay or stoppage due to causes beyond the control of the affected party, by reason of strikes, civil riots, shortages of materials (except in the event materials of like kind or quality are available), war, invasion, fire or other casualty, labor unrest (unless such labor unrest solely affects the Property and is not a result of Sublessee’s acts, omission or negligence but is caused by the acts, omissions or negligence of Sublessor), actions or public utilities, Acts of God, adverse seasonal or weather conditions beyond those normally experienced in the Portsmouth area, or other events beyond the reasonable control of the affected party (“Force Majeure”), provided that (a) the affected party has taken steps that are reasonable under the circumstances to mitigate the effects of such Force Majeure situation, and (b) the affected party notifies the other party in writing of the event of Force Majeure within five (5) days after the affected party obtains actual knowledge of the occurrence thereof. This clause shall not be applicable to any payment of rent or other charges due from Sublessee to Sublessor.

26.16.       Sublessee agrees to conform to such additional provisions required, from time to time, by the FAA (“FAA Requirements”) or its successor with respect to the operation of the Airport, or a portion thereof. The current FAA Requirements are attached hereto as Exhibit 7 and incorporated herein by reference.

26.17.       This Sublease is subject and subordinate to any agreements heretofore or hereafter made between PDA and the United States or the Air Force, the execution of which was required to enable or permit transfer of rights or property to PDA for airport purposes or expenditure of federal grant funds for airport improvement, maintenance or development, including, without limitation, the Vesting Deed and FFA. Sublessee shall abide by requirements of any agreement between PDA and the United States or the Air Force or the FAA applicable to the Subleased Premises or Sublessee’s activities at the Airport and shall consent to amendments and modifications of this Sublease if required by such agreements or as a condition of PDA’s entry into such agreements. If any such amendment or modification to this Sublease unduly or unreasonably restricts or significantly adversely affects the Sublessee’s use and enjoyment of the Subleased Premises, the Sublessee shall have the right to terminate this Sublease as stated in Article 27 below.

26.18.       This Sublease is further subject and subordinate to the Primary Lease between PDA and Sublessor, and Sublessee shall abide by the provisions of the Primary Lease applicable to the Subleased Premises or Sublessee’s activities at the Airport.

26.19.       Sublessee acknowledges that PDA, in its sole discretion, shall determine and may from time to time change the routes of surface ingress and egress connecting the Subleased Premises. PDA also reserves the right to further develop the Airport, or such portion of the Airport as is owned or controlled by PDA, as it sees fit, regardless of the desires or views of Sublessee and without interference or hindrance. If any such changes to ingress and egress or further development by the PDA significantly adversely affects the Sublessee’s use and enjoyment of the Subleased Premises, the Sublessee shall have the right to terminate this Sublease as stated in Article 27 below.

26.20.       The Sublessee herein covenants by and for itself, its heirs, executors, administrators, and assigns, and all persons claiming under or through it, that this Sublease is made and accepted upon and subject to the following conditions:

That there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, national origin, or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure, or enjoyment of the Premises herein leased nor shall the Sublessee, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use, or occupancy, of tenants, lessees, sublessees, subtenants, or vendees in the Subleased Premises herein leased.

26.21.       All obligations of Sublessee to indemnify, defend and hold harmless Sublessor, and PDA and to make any monetary payment to Sublessor, and PDA shall survive the termination or expiration of this Sublease. All obligations of Sublessor to indemnify, defend and hold harmless Sublessee shall survive the termination or expiration of this Sublease.

END OF ARTICLE 26

ARTICLE 27.

TERMINATION OF SUBLEASE

27.1.       The Parties acknowledge that: (i) this Sublease incorporates by reference a number of ancillary documents including but not limited to the Vesting Deed, the FFA, and the Primary Lease (the “Incorporated Documents”) and (ii) the PDA and the Sublessor have reserved certain rights therein and herein (the “Reserved Rights”). In the event that the provisions of the Incorporated Documents and/or the Reserved Rights, if exercised, unduly or unreasonably restrict or significantly adversely affect the Sublessee’s use and enjoyment of the Subleased Premises or impose a material obligation upon the Sublessee which is other than those expressly set forth in this Sublease, then the Sublessee may provide written notice to the Sublessor of the nature of the obligation or action or inaction and the consequent significant adverse effect such action or inaction has had on the Sublessee within ten (10) days after Sublessee has actual knowledge thereof. Failure of Sublessee to notify Sublessor within the ten (10) day time period shall be deemed a waiver of its right to terminate this Sublease. Sublessor shall have 60 days after receipt of Sublessee’s written notice in which to eliminate the significant or adverse effect on the Sublessee. If the Sublessor is unable to eliminate the significant adverse effect on the Sublessee within the 60-day period, Sublessee may terminate this Sublease by giving Sublessor a second written notice to Sublessor terminating this Sublease which termination shall be effective thirty (30) days after receipt of the second written notice by Sublessor. During any period that actions of the PDA or the Sublessor unduly or unreasonably restrict or significantly adversely affects the Sublessee’s use and enjoyment of the Subleased Premises, Sublessee’s rent shall be equitably abated during such period of time.

END OF ARTICLE 27

EXECUTION

IN WITNESS WHEREOF, Sublessor and Sublessee have executed duplicate originals of this Sublease as of December 23, 2020.

SUBLESSOR:

PIONEER NEW HAMPSHIRE LLC

By:	/s/ Chad Kageleiry
Chad Kageleiry, Its Member,
Duly Authorized

SUBLESSEE:

FLEXENERGY ENERGY SYSTEMS, INC.

By:	/s/ Mark G. Schnepel
Name: Mark G. Schnepel
Title: President and CEO
Duly Authorized

STATE OF NEW HAMPSHIRE

COUNTY OF Strafford

This instrument was acknowledged before me on this 29 day of December, 2020 by Chad Kageleiry as member of Pioneer New Hampshire LLC.

/s/ Melanie Morin
Notary Public/ Justice of the Peace

(Seal, if any)

My Commission Expires:

STATE OF MASSACHUSETTS

COUNTY OF ESSEX

This instrument was acknowledged before me on this 23rd day of December, 2020 by Mark G. Schnepel as President and CEO of FlexEnergy Energy Systems, Inc.

/s/ Andrea Hellrigel
Notary Public/ Justice of the Peace

(Seal, if any)
My Commission Expires: 4.20.2023

EXHIBIT 1

PRIMARY LEASE

On file with PDA

EXHIBIT 2

VESTING DEED

On file with PDA

EXHIBIT 3

PLANS DESIGNATING THE SUBLEASED PREMISES

[To Be Attached]

Floor plan Unisensor USA Inc. "Layout-rpf3" [redacted]

Reserve,
Future specialty/ clean room
sleeve and sensor production
Medagent
Mech.
Elec.
Docu Center /archiv
repair
WC
WC
PS/FS
MB
Small machine shop
storage
Server/ compressor
Cafeteria/Meeting/ Lunch
Kitchen/Cafeteria
Shower
WC
Locker
ship storage
HH receiving/ shipping
PF & book-keeper meeting
Last test check, cleaning before packing Blister
Test department for two people.
HR-catheter assembly and other catheter assembly and production
Spannungsversorgung ueber die Decke (bereits vorhanden), grosse Arbeitstische mit integrierten Oefen
Inspection,crimping other production
0
8
Scale in feet
1:150

Stand 01-14-2013

EXHIBIT 4

SUBLESSOR’S WORK

Sublessor will:

•	Create a passage in between the two spaces
•	Provide a fresh coat of paint on the walls
•	Shampoo carpets
•	Remove small kitchenette
•	Add four (4) solid birch doors with full light
•	Repair exterior stucco at entry

EXHIBIT 5

LIST OF ENVIRONMENTAL LAWS AND REGULATIONS

Air Quality:	(a)	Clean Air Act & Amendments, 42 U.S.C. 7401-7642
	(b)	40 CFR Parts 50-52, 61, 62, 65-67, 81
	(c)	RSA ch. 125-C, Air Pollution Control, and rules adopted thereunder
	(d)	RSA ch. 125-H, Air Toxic Control Act, and rules adopted thereunder

Hazardous Materials:	(a)	Hazardous Materials Transportation Act, 49 U.S.C. 1801-1813, and Department of Transportation Regulations thereunder
	(b)	Emergency Planning and Community Right-To-Know Act, 42 U.S.C. 11001-11050
	(c)	49 CFR Parts 100-179
	(d)	40 CFR Part 302
	(e)	RSA ch. 277-A, Toxic Substances in the Workplace, and rules adopted thereunder

Hazardous Waste:	(a)	Resource Conservation and Recovery Act (RCRA) of 1976 and RCRA Amendments of 1984, 42 U.S.C. 6901-6991i
	(b)	Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) of 1980, as amended, 42 U.S.C. 9601-9675
	(c)	40 CFR Parts 260-271, 300, 302
	(d)	RSA ch. 147-A, Hazardous Waste Management, and rules adopted thereunder

Water Quality:	(a)	Federal Water Pollution Control Act (Clean Water Act) and Amendments, 33 U.S.C. 1251-1387
	(b)	Safe Drinking Water Act, as amended, 42 U.S.C. 300f- 300j-26, 40 CFR Title 100-143, 401 and 403
	(c)	RSA ch. 146-A, Oil Spillage in Public Waters, and rules adopted thereunder
	(d)	RSA ch. 485, New Hampshire Safe Drinking Water Act, and rules adopted thereunder
	(e)	RSA ch. 485-A, Pollution and Waste Disposal, and rules adopted thereunder

EXHIBIT 6

SUBLESSEE CERTIFICATE OF GOOD STANDING

State of New Hampshire

Department of State

CERTIFICATE

I, William M. Gardner, Secretary of State of the State of New Hampshire, do hereby certify that FLEXENERGY ENERGY SYSTEMS, INC. is a Delaware Profit Corporation registered to transact business in New Hampshire on April 04, 2011. I further certify that all fees and documents required by the Secretary of State’s office have been received and is in good standing as far as this office is concerned.

Business ID: 646930

Certificate Number: 0005053485

IN TESTIMONY WHEREOF,
I hereto set my hand and cause to be affixed the Seal of the State of New Hampshire, this 9th day of December A.D. 2020.

/s/ William M. Gardner
William M. Gardner
Secretary of State

EXHIBIT 7

SUBLEASE PROVISIONS REQUIRED BY

THE FEDERAL AVIATION ADMINISTRATION

1.       Sublessee, for himself, his heirs, personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby agree that in the event facilities are constructed, maintained, or otherwise operated on the Subleased Premises, for a purpose for which a United States Department of Transportation (“DOT”) program or activity is extended or for another purpose involving the provision of similar services or benefits, Sublessee shall maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to Title 49, Code of Federal Regulations, DOT, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended.

2.       Sublessee, for himself, his personal representative, successors in interest, and assigns, as a part of the consideration hereof, does hereby agree that: (i) no person on the grounds of race, color, or national origin, shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in the use of said facilities; (ii) that in the construction of any improvements on, over, or under such land and the furnishing of services thereon, no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise be excluded from participation in, denied the benefits of, or otherwise be subject to discrimination; and (iii) that the Sublessee shall use the premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulation may be amended.

3.       That in the event of breach of any of the above nondiscrimination covenants, Sublessor shall have the right to terminate the Sublease, and to reenter and repossess said land and the facilities thereon, and hold the same as if said lease, had never been made or issued. This provision does not become effective until the procedures of 49 CFR, Part 21 are allowed and completed including expiration of appeal rights.

4.       Sublessee shall furnish its accommodations and/or services on a fair, equal and not unjustly discriminatory basis to all users thereof and it shall charge fair, reasonable and not unjustly discriminatory prices for each unit or service; PROVIDED THAT the Sublessee may be allowed to make reasonable and nondiscriminatory discounts, rebates or other similar type of price reductions to volume purchasers.

5.       Non-compliance with Provision 4 above shall constitute a material breach thereof and in the event of such non-compliance Sublessor shall have the right to terminate this Sublease, and the estate hereby created without liability therefor or at the election of the Sublessor or the United States either or both of Sublessor or the United States shall have the right to judicially enforce provisions.

6.       Sublessee agrees that it shall insert the above five provisions in any lease agreement, by which said Sublessee grants a right or privilege to any person, firm or corporation to render accommodations and/or services to the public on the Subleased Premises.

7.       Sublessee assures that it will undertake an affirmative action program as required by 14 CFR, Part 152, Subpart E, to insure that no person shall on the grounds of race, creed, color, national origin, or sex be excluded from participating in any employment activities covered in 14 CFR, Part 152, Subpart E. Sublessee assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this subpart. Sublessee assures that it will require that its covered suborganizations provide assurance to the Sublessor, that they similarly will undertake affirmative action programs and that they will require assurances from their suborganizations, as required by 14 CFR, Part 152, Subpart E, to the same effect.

8.       Sublessor reserves the right to further develop or improve the landing area of the Airport as it sees fit, regardless of the desires or view of the Sublessee and without interference or hindrance.

9.       Sublessor reserves the right, but shall not be obligated to the Sublessee, to maintain and keep in repair the landing area of the Airport and all publicly-owned facilities of the Airport, together with the right to direct and control all activities of the Sublessee in this regard.

10.     This Sublease shall be subordinate to the provisions and requirements of any existing or future agreement the Sublessor and the United States, relative to the development, operation or maintenance of the Airport.

11.     There is hereby reserved to Sublessor, its successors and assigns, for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the surface of the Subleased Premises. This public right of flight shall include the right to cause in said airspace any noise inherent in the operation of any aircraft used for navigation or flight through the said airspace or landing at, taking off from or operation on the Airport.

12.     Sublessee agrees to comply with the notification and review requirements covered in Part 77 of the Federal Aviation Regulations in the event future construction of building is planned for the Subleased Premises, or in the event of any planned modification or alteration of any present or future building or structure situated on Subleased Premises.

13.     Sublessee, by accepting this Sublease expressly agrees for itself, its successors and assigns that it shall not erect nor permit the erection of any structure or object not permit the growth of any tree on the land leased hereunder above the mean sea level elevation of 200 feet. In the event the aforesaid covenants are breached, Sublessor reserves the right to enter upon the Premises and to remove the offending structure or object and cut the offending tree, all of which shall be at the expense of the Sublessee.

14.     Sublessee, by accepting this Sublease, agrees for itself, its successors and assigns that it will not make use of the Subleased Premises in any manner which might interfere with the landing and taking off of aircraft from the Airport or otherwise constitute a hazard. In the event the aforesaid covenant is breached, Sublessor reserves the right to enter upon the Subleased Premises, and cause the abatement of such interference at the expense of the Sublessee.

15.     It is understood and agreed that nothing herein contained shall be construed to grant or authorize the granting of an exclusive right within the meaning of Section 308a of the Federal Aviation Act of 1958 (49 U.S.C. 1349a).

16.     This Sublease and all the provisions hereof shall be subject to whatever right the United States Government now has or in the future may have or acquire, affecting the control, operation, regulation and taking over of said Airport or the exclusive or non-exclusive use of the Airport by the United States during the time of war or national emergency.

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